Exhibit 5.1

May 20, 2022

Motorola Solutions, Inc.

500 W. Monroe Street

Chicago, IL 60661

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Motorola Solutions, Inc., a Delaware corporation (“Motorola Solutions”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to $50,000,000 of Deferred Compensation Plan Obligations (“Obligations”) to be issued from time to time by Motorola Solutions in connection with the Motorola Solutions Management Deferred Compensation Plan (As Amended and Restated Effective as of June 1, 2013) (the “Plan”). This opinion relates to the Plan and the Obligations covered by the Registration Statement.

I am Corporate Vice President, Transactions, Corporate & Securities Law and Secretary of Motorola Solutions and as such have acted as counsel to Motorola Solutions in connection with preparation of the Registration Statement and the Plan. As such counsel, it is my opinion that these Obligations when issued or sold in accordance with the Plan, will be valid and binding obligations of Motorola Solutions, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity. In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Motorola Solutions and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth above.

In addition, the Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written Plan document comply with the provisions of ERISA applicable to top-hat plans. I express no opinion as to whether the Plan is being operated by Motorola Solutions as a top-hat plan under ERISA, or whether the employees that Motorola Solutions has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

I consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

May 20, 2022

Very truly yours,

/s/ Kristin L. Kruska

Kristin L. Kruska
Corporate Vice President, Transactions, Corporate & Securities Law and Secretary